EXHIBIT 10.1

PLATINUM UNDERWRITERS BERMUDA, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

October 27, 2010

Mr. Robert S. Porter
Platinum Underwriters Bermuda, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

Dear Robert:

This letter agreement (this “Letter Agreement”) amends and restates in its entirety the letter agreement between you and Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”), a wholly owned subsidiary of Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), dated February 26, 2006.

1. Term of Employment.

Your employment hereunder commenced on March 1, 2006 and shall end on July 31, 2013; provided that, on August 1, 2013 and each August 1 thereafter, the term of your employment shall automatically be extended by an additional year unless Platinum Bermuda or you give the other party written notice, at least 90 days prior to such August 1, that Platinum Bermuda has determined or you have determined that the term shall not be so extended. Such employment period, as extended, shall hereinafter be referred to as the “Term.”

2. Title and Duties.

During the Term, you will serve as Chief Executive Officer of Platinum Bermuda. You will have such duties and responsibilities and power and authority as those normally associated with such position, plus any additional duties and responsibilities or power and authority assigned to you by the Chairman of Platinum Bermuda.

3. Base Salary.

You are receiving, and will continue to receive during the Term, a minimum base salary (“Base Salary”) at an annual rate of US$500,000, payable in cash in accordance with Platinum Bermuda’s payroll practices as in effect from time to time. Your Base Salary shall be reviewed annually.

4. Annual Bonus.

During each calendar year of the Term, you will be eligible for an annual performance bonus (“Annual Bonus”) pursuant to the terms of Platinum Holdings’ Amended and Restated Annual Incentive Plan (the “AIP”). Your Annual Bonus will have an incentive target equal to 125% of Base Salary (the “Target Bonus”). You will be eligible for an Annual Bonus equal to the Target Bonus multiplied by the “Performance Bonus Multiplier,” as defined in the AIP (the “Formula Bonus Amount”); provided, however, that the Compensation Committee of the Board of Directors of Platinum Holdings (the “Committee”) will, in its sole discretion, determine the actual Annual Bonus paid to you. The Performance Bonus Multiplier shall be a percentage, ranging from 0% to 200%, depending on the “Performance Goals” relative to the “Performance Criteria,” as such terms are defined in the AIP, all as established by the Committee for all participants in the AIP. Your Annual Bonus shall be paid in accordance with the terms of the AIP following the end of the calendar year to which it relates, subject to such terms and conditions as the Committee shall require. Pursuant to the terms of the AIP, payment of your Annual Bonus shall be made in cash, restricted share units or a combination thereof, as may be determined by the Committee in its sole discretion at the time of payment. Notwithstanding the foregoing or anything in the AIP to the contrary, as long as you are in compliance with the Share Ownership Guidelines adopted by the Board of Directors of Platinum Holdings (as they may be amended from time to time by the Board, the “Guidelines”), the Annual Bonus shall be paid 100% in cash.

5. Executive Incentive Plan Awards.

During the Term, you will be a participant in Platinum Holdings’ Amended and Restated Executive Incentive Plan (the “EIP”). On or prior to February 28 of each calendar year of the Term, you will be eligible for an award under the EIP (each, an “EIP Award”) of that number of share units under the EIP equal to 100% of your Base Salary divided by the Fair Market Value (as defined in the 2010 Share Incentive Plan) of a Common Share (as defined below) on the date of grant of such EIP Award, with a Performance Cycle (as defined in the EIP) of three years. The actual amount, terms and conditions and the form of payment of any EIP Award will be determined by the Committee in its sole discretion, in accordance with the terms of the EIP.

6. Share Ownership Guidelines.

Prior to the date hereof, you had achieved your required share ownership level of 50,000 common shares, par value US$0.01 per share, of Platinum Holdings (the “Common Shares”) under the Guidelines. You shall be required to maintain such level during the Term, subject to certain exceptions as set forth in the Guidelines.

7. Employee Benefits.

During the Term, you will be eligible to participate in the employee benefit plans and arrangements that are generally available to senior executives of Platinum Bermuda, subject to the terms and conditions of such plans and arrangements. The Board of Directors of Platinum Bermuda reserves the right to amend or terminate any employee benefit plan or arrangement at any time, and to adopt any new plan or arrangement.

8. Platinum Expatriate Benefits.

(a) During the Term, Platinum Bermuda will reimburse you and your family for first-class roundtrip air travel to the United States on up to four occasions per year, and will provide you with a housing and living allowance of US$36,000 per month and a car allowance of US$700 per month.

(b) Platinum Bermuda shall reimburse you up to a maximum of US$50,000 for the costs and expenses incurred by you (including duty taxes) in connection with the relocation of your family from Bermuda.

(c) You shall be responsible for any tax liability associated with any payments or reimbursements under this Section 8.

9. Business Expenses.

During the Term, Platinum Bermuda will reimburse you for all reasonable expenses incurred by you in carrying out your duties and responsibilities under this Letter Agreement in accordance with its policies for senior executives as in effect from time to time.

10. Termination of Employment.

(a) Termination for Good Reason or Without Cause. If you terminate your employment during the Term for “Good Reason” (as defined below) or if your employment is terminated during the Term by Platinum Bermuda without “Cause” (as defined below), (i) you will receive a lump sum cash payment equal to the sum of (A) one year’s Base Salary and Target Bonus and (B) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of Platinum Bermuda and Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; (ii) all unvested equity awards will vest in accordance with their respective terms except as otherwise set forth herein; (iii) you will receive a prorated Annual Bonus for the calendar year in which the termination of your employment occurred (the “AIP Payment”) equal to the Formula Bonus Amount for such calendar year multiplied by a fraction the numerator of which is the number of days of your service with the “Platinum Group” (as defined below) in such calendar year and the denominator of which is 365; and (iv) you will receive a payment in respect of each outstanding EIP Award in accordance with the terms thereof. Payment and vesting of any amount under this Section 10(a) shall be subject to the provisions of Sections 13 and 14 hereof.

(b) Termination Other than for Good Reason; Termination for Cause.

(i) If you terminate your employment during the Term other than for Good Reason, or if your employment is terminated by Platinum Bermuda during the Term for Cause, all equity awards will be forfeited in accordance with their respective terms or as determined by the Committee, and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will receive, upon the effectiveness of such termination, any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of Platinum Bermuda and Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement.

(ii) Notwithstanding the foregoing Section 10(b)(i), if you terminate your employment upon the expiration of the Term (other than for Good Reason) in accordance with the notice provision of Section 1 hereof, (A) you will receive any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of Platinum Bermuda and Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; (B) you will receive a prorated Annual Bonus for the period from January 1 through July 31 of the year of such termination in cash in an amount equal to 7/12ths of the Formula Bonus Amount for such year, subject to modification in the sole discretion of the Committee (the “Prorated Bonus Payment”); (C) you will receive a payment in respect of each outstanding EIP Award on a prorated basis based on your period of service with the Platinum Group and the performance levels achieved by Platinum Holdings for the Performance Cycle as of the end of the fiscal quarter preceding the termination of your employment with Platinum Bermuda, provided that the terms and conditions, including the date and the form of payment, of each EIP Award shall be determined by the Committee in its sole discretion, in accordance with the terms of the EIP and the award agreement reflecting such EIP Award; and (D) you hereby agree to be subject to Section 11(c) hereof. Payment and vesting of any amount under this Section 10(b)(ii) shall be subject to the provisions of Sections 13 and 14 hereof.

(c) Death or Disability. Upon the termination of your employment during the Term on account of your death or “Disability” (as defined below), (i) you or your beneficiaries will receive upon the effectiveness of such termination (A) a pro-rata portion through the date of effectiveness of such termination of your Target Bonus for the year of termination and (B) any earned but unpaid Base Salary and other amounts (including reimbursable expenses and any vested amounts or benefits under the employee benefit plans or arrangements of Platinum Bermuda or Platinum Holdings) accrued or owing through the date of effectiveness of such termination under the terms of the applicable arrangement; and (ii) all unvested equity awards will vest in accordance with their respective terms except as otherwise set forth herein. Payment and vesting of any amount under this Section 10(c) shall be subject to the provisions of Sections 13 and 14 hereof.

(d) Definitions.

(i) Cause. For purposes of this Letter Agreement, “Cause” means (A) your willful and continued failure to substantially perform your duties hereunder; (B) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (C) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Platinum Group, or other willful act that materially damages the reputation of the Platinum Group; (D) your breach of any restrictive covenants in Section 11 hereof or in any option or other award agreement between you and the Platinum Group; or (E) the sale, transfer or hypothecation by you during the Term of Common Shares in violation of the Guidelines; provided, however, that no such act, failure to act or event shall be treated as “Cause” under this Letter Agreement unless you have been provided a detailed, written statement of the basis for Platinum Bermuda’s belief that such act, failure to act or event constitutes “Cause” and have had at least thirty (30) days after receipt of such statement to take corrective action. For purposes of this Section 10(d)(i), no act or failure to act will be considered “willful” unless it is done, or failed to be done, in bad faith, and without reasonable belief that the act or failure to act was in the best interest of Platinum Bermuda.

(ii) Good Reason. For purposes of this Letter Agreement, “Good Reason” means, without your express written consent, (A) Platinum Bermuda reduces your Base Salary or your Target Bonus; (B) Platinum Bermuda reduces the scope of your duties, responsibilities or authority; (C) you are required to report to anyone other than the Chairman of the Board of Directors of Platinum Bermuda; (D) you are required to be principally based other than in Platinum Bermuda’s offices in Bermuda; (E) Platinum Bermuda breaches any other material provision of this Letter Agreement; or (F) Platinum Bermuda elects not to extend the Term as provided herein; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum Bermuda in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction or change described above.

(iii) Disability. For purposes of this Letter Agreement, “Disability” means a termination of your employment by Platinum Bermuda, if you have been rendered incapable of performing your duties by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (A) six or more consecutive months from the first date of your absence due to the disability or (B) nine or more months during any twelve-month period.

(iv) The Platinum Group. For purposes of this Letter Agreement, the “Platinum Group” means Platinum Holdings and its direct and indirect subsidiaries, or any of the foregoing, as they may exist from time to time.

11. Covenants.

In exchange for the remuneration outlined above, in addition to providing services to Platinum Bermuda as set forth in this Letter Agreement, you agree to the following covenants, which you agree are intended to survive the Term and any termination or expiration of this Letter Agreement:

(a) Confidentiality. During the period of your employment and for all periods following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of the Platinum Group which are now known to you or which hereafter may become known to you as a result of your employment or association with the Platinum Group, and will not at any time, directly or indirectly, disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Platinum Group during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Platinum Group which has a significant business purpose and is not known or generally available from sources outside the Platinum Group or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Platinum Bermuda to enable the Platinum Group to seek an appropriate protective order or confidential treatment.

(b) Non-Solicitation. You further covenant that during the period of your employment with the Platinum Group and during the fifteen-month period following termination of such employment for any reason, you will not, without the prior written consent of Platinum Bermuda, directly or indirectly, hire, or cause to be hired by an enterprise with which you may ultimately become associated, any employee of Platinum Bermuda (or its subsidiaries or affiliates) whose annual compensation exceeds US$100,000.

(c) Non-Competition. In the event that you terminate your employment with Platinum Bermuda pursuant to Section 10(b)(ii) hereof, you shall not, without the prior written consent of the Board of Directors of Platinum Holdings, during the one-year period following termination of your employment with Platinum Bermuda, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than two percent (2%) of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in or be connected in any manner with, (i) any reinsurance business, (ii) any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or (iii) any insurance business that competes with any insurance business engaged in by the Platinum Group or in which the Platinum Group has plans to engage, in either case at the time of the termination of your employment.

(d) Enforcement. You acknowledge that if you breach any provision of this Section 11, the Platinum Group will suffer irreparable injury. It is therefore agreed that the Platinum Group shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive or other equitable relief shall not limit any other rights or remedies which the Platinum Group may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 11 are reasonable and necessary for the successful operation of the Platinum Group. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 11, Platinum Bermuda, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Letter Agreement. If any provision of this Section 11 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum Bermuda agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 11 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).

12. Miscellaneous Provisions.

(a) All compensation paid to you under this Letter Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions.

(b) This Letter Agreement constitutes the entire agreement between you and Platinum Bermuda with respect to the subject matter hereof and supercedes any and all prior agreements or understandings between you and the Platinum Group with respect to the subject matter hereof, whether written or oral. This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum Bermuda.

(c) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(d) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(e) Subject to Section 11(d) of this Letter Agreement, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party’s costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case all such costs and expenses shall be borne by Platinum Bermuda.

(f) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

Robert S. Porter, to:

The address maintained in Platinum Bermuda’s records

Platinum Bermuda, to:

Platinum Underwriters Bermuda, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08, Bermuda
Attention: Chairman of the Board of Directors

In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed fax or e-mail, which will be effective upon receipt.

(g) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

(h) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

(i) To the extent that the terms “Cause” and “Good Reason” are used in any award agreements between you and the Platinum Group, such award agreements shall be deemed to be amended so that such terms shall have the meanings given thereto in this Letter Agreement or in any other employment agreement between you and the Platinum Group as may be in effect from time to time.

13. Section 409A and Section 457A.

(a) Subject to any delay required by Section 13(b) hereof, all payments or vesting rights provided under Sections 10(a), 10(b)(ii) and 10(c) hereof shall be paid or vest on the date that is sixty (60) days following your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)); provided, however, that (i) the timing of payments governed by a separate award agreement shall be determined by such award agreement, and (ii) any payment pursuant to the terms of the AIP (including the AIP Payment and the Prorated Bonus Payment) shall in all events be made in the calendar year immediately following the calendar year in which the bonus was earned.

(b) To the extent applicable, the provisions of this Letter Agreement and any payments made pursuant hereto are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”), and Section 457A of the Code and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 457A”). The time or schedule of a payment to which you are entitled under this Letter Agreement may be accelerated at any time that this Letter Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in your income as a result of the failure to comply with Section 409A. If an amendment of the Letter Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Letter Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision in this Letter Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A) on the date of your “separation from service,” then with regard to any payment or benefit that is considered “deferred compensation” under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your “separation from service.” The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of your death prior to the end of the six-month period. Notwithstanding any provision in this Letter Agreement to the contrary, for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A, references to your “termination of employment” (and corollary terms) with Platinum Bermuda shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Platinum Bermuda.

(c) With respect to any reimbursement or in-kind benefit arrangements of Platinum Bermuda or under this Letter Agreement that constitute “deferred compensation” for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of Platinum Bermuda. Whenever payments under this Letter Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

14. Release.

All payments and benefits provided under Sections 10(a), 10(b)(ii) or 10(c) hereof shall be conditioned upon you (or if applicable, your estate, heirs or legal representatives) executing and honoring a Full and Complete Waiver, Release and Agreement substantially in the form attached hereto as Exhibit 1 (the “Release”). Further, if the Release is not executed, valid and irrevocable prior to the date a payment or benefit would be due or vest under Section 13(a) hereof, then such payment or benefit shall be forfeited.

If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum Bermuda’s records.

PLATINUM UNDERWRITERS BERMUDA, LTD.

By: /s/ Michael D. Price
Michael D. Price
Chairman of the Board of Directors

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date first above written.

/s/ Robert S. Porter
Robert S. Porter

EXHIBIT 1

FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT

(this “Release”)

I, Robert S. Porter, in consideration of the benefits (the “Benefits”) provided in my employment agreement with Platinum Underwriters Bermuda, Ltd., dated October 27, 2010, (the “Employment Agreement”) for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Bermuda, Ltd., and its subsidiaries, affiliates predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq. (the “ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including, without limitation, those arising out of or related to my employment or separation from employment with the Companies (collectively, the “Released Claims”). I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding affect any claims not now known by me to exist. This Release does not purport to waive (i) claims arising under these laws after the date of this Release or any claims for breach of this Release, (ii) claims relating to post-termination benefits provided under the terms of the Employment Agreement or (iii) any claims to post-termination benefits under the terms of any employee benefit plan of the Companies.

I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:

1.	This Release is in exchange for the Benefits, to which I would otherwise not be entitled;

2.	I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;

3.	I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;

4.	I have seven (7) days following my signature of this Release to revoke the Release; and

5.	This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.

If I choose to revoke this Release, I must do so by notifying Platinum Underwriters Bermuda, Ltd. in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:

Platinum Underwriters Bermuda, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
Attention: Chairman of the Board of Directors

With a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Linda E. Ransom, Esq.
Fax: 212-259-6333

This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Robert S. Porter

Dated: